Exhibit 10.57

QLIK TECHNOLOGIES INC.

2014 EXECUTIVE PERFORMANCE AWARD PLAN

1. PURPOSE OF THE PLAN

This Qlik Technologies Inc. (the “Company”) Executive Performance Award Plan (the “Plan”) is established to provide cash- and equity-based incentives to attract, retain, motivate and reward executive officers and other key employees of the Company and/or its subsidiaries (each such eligible individual, an “Employee”) who are responsible for providing leadership to the Company as it strives to attain its significant business objectives and who are or may become “covered employees” of the Company, as determined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). The purpose of the Plan is to allow the Company to align management’s efforts with the strategic goals of the Company by granting competitive performance-based incentive awards that are deductible as “performance-based compensation” under Code Section 162(m).

Subject to approval by the stockholders of the Company in accordance with federal tax law, the Plan will be effective immediately upon its approval by the Company’s stockholders and will continue to operate thereafter as provided under Section 13 below.

2. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) or such other committee or subcommittee as the Board or the Committee may designate from time to time. The Committee shall be comprised of at least two members of the Board, each of whom shall qualify as “outside directors” for purposes of Code Section 162(m), and all of whom shall meet such additional qualification requirements as the Board may impose.

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan, including without limitation the power to (a) designate Employees to receive awards under the Plan, (b) determine the terms and conditions of awards granted hereunder, (c) determine whether awards granted hereunder are to be cash- or equity-based, (d) certify the extent to which Performance Goals (as defined in Section 7 below) applicable to awards have been achieved after the completion of the applicable Performance Period (as defined in Section 3 below), (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) interpret, amend or revoke any such rules, and (g) decide all other matters that must be decided in connection with operation of the Plan and the grant and administration of Plan awards.

All decisions of the Committee on any question concerning the selection of Participants (as defined in Section 5 below) and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company. The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of the Plan; provided that it may not delegate any task that the Committee itself is required by Code Section 162(m) to perform.

3. AWARD TERMS; ANNUAL LIMITS ON PLAN AWARDS

Awards made under this Plan may be either cash-based awards (“Cash Awards”) or equity-based awards (“Equity Awards” and, together with Cash Awards, “Awards”), or may be Awards that settle in either, or in a combination of, cash or equity. Each Award shall be set forth in a written agreement or in a resolution duly adopted by the Committee. The terms of the various types of Awards authorized for grant under this Plan need not be identical.

Equity Awards shall include any type of stock-based award authorized for issuance under the Company’s 2010 Omnibus Equity Incentive Plan (the “2010 Plan”) and capitalized terms used but not defined herein shall have the same meanings ascribed to them in the 2010 Plan. Shares of the Company’s common stock used to satisfy Equity Awards granted hereunder shall be sourced from and shall reduce the number of shares available for issuance under the 2010 Plan in accordance with its terms. In no event may operation of this Plan or the grant of any Equity Award under this Plan effect an increase in the number of shares available for grant under the 2010 Plan.

Cash Awards and Equity Awards other than Options and SARs shall be granted subject to attainment of specified Performance Goals (as defined in Section 7 below) during a specified performance period (a “Performance Period”). Such Awards are referred to as “Goal-Based Awards.” Goal-Based Awards may also require completion of a specified period of continuous Service. The length of the Performance Period, the Performance Goals to be attained during the Performance Period, and the degree to which the Performance Goals have been attained shall be determined conclusively by the Committee.

The maximum amount payable with respect to performance under one or more Cash Awards granted in any fiscal year to any one Participant is $3,500,000. The maximum number of shares of common stock that may be granted during any fiscal year to any one Participant subject to each of the following types of Equity Awards under the 2010 Plan is as follows: (a) 500,000 shares subject to Options; (b) 500,000 shares subject to stock appreciation rights (“SARs”); (c) 100,000 shares subject to Restricted Shares; and (d) 100,000 shares subject to Stock Units. The maximum amount that may be paid to a Participant must be specified in the terms of the Award; provided that the limits in the preceding sentence shall operate as such maximum under the terms of the Award with respect to the fiscal year in which the Award is granted.

4. ADDITIONAL CONSIDERATIONS RELATED TO EQUITY AWARDS

This Plan is intended to allow the Company to grant Awards that qualify as “performance-based compensation” under Code Section 162(m) and the Company may choose to grant Awards under this Plan or may choose instead to grant awards under the 2010 Plan (or any other equity- or cash-based compensation plan that it may from time to time operate) that are not intended to qualify as “performance-based compensation” under Code Section 162(m). Nothing in this Plan limits the Company’s ability to operate the 2010 Plan independently of this Plan, in accordance with the terms of the 2010 Plan; provided that the maximum amounts payable hereunder pursuant to Section 3 above shall apply to the 2010 Plan and shall supersede the limits specified in Section 5.2, 7.2, 8.3, and 9.3 of the 2010 Plan, for such period as this Plan remains in effect.

Options granted under this Plan shall be non-statutory stock options for purposes of federal tax laws. All Equity Awards granted hereunder shall be evidenced by a written Award agreement having such terms and conditions as are approved by the Committee, consistent with the terms and conditions of the 2010 Plan.

5. ELIGIBILITY AND PARTICIPATION

The Committee shall select the Employees who will be granted Awards under the Plan (each selected Employee, a “Participant”).

No person shall be entitled to any Award under this Plan unless the individual is designated by the Committee as a Participant. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations imposed by Code Section 162(m) and the terms of this Plan.

Notwithstanding that an Employee has been designated as a Participant in the Plan, and unless otherwise specified by the Committee, an Employee shall cease to be eligible to receive Awards hereunder if he or she is not a regular full-time Employee as of both the first day of a Performance Period (which, for an Employee made a Participant after the start of the Performance Period, shall be treated as the date on which he or she was first designated as a Participant with respect to that Performance Period) and the last day of the Performance Period, as well as on date on which payment of an Actual Award (as defined in Section 6 below) for that Performance Period, if any, is made.

6. GOAL-BASED AWARDS

No later than 90 days after the beginning of the Performance Period (or, if applicable, within a shorter period of time required under Code Section 162(m)), the Committee, in its sole discretion, shall establish in writing (i) the duration of the Performance Period, (ii) the Employees selected as Participants, either by name or by position, (iii) the targeted goal(s) for the Performance Goal(s) (as defined in Section 7 below) that apply/ies to a Goal-Based Award with respect to the Performance Period, provided that achievement of each targeted goal must be substantially uncertain at the time the Committee acts in this regard, (iv) the Target Award (as defined below) for a Participant, and (v) a Payout Formula (as defined below) for purposes of determining the Actual Award (as defined below) payable to a Participant.

“Target Award” refers to the amount of cash, the number of shares or the dollar value of cash or shares to which the Participant will become entitled if the applicable Performance Goal(s) is/are performed at the target level. The amount of a Target Award may be expressed as a dollar amount, a percentage of base salary, a number of shares, a dollar value related to a number of shares, or such other objectively determinable value as the Committee may specify.

“Actual Award” refers to the amount, value or number of cash or shares to which a Participant becomes entitled based upon the extent to which applicable Performance Goal(s) were achieved and upon the Payout Formula applicable to his or her Goal-Based Award. The Actual Award to which a Participant may become entitled may be greater or lesser than his or her Target Award for a Performance Period, depending upon whether or not the Payout Formula includes the possibility of adjustments from the Target Award as a result of under- or over-achievement of Performance Goals.

“Payout Formula” refers to a formula determined by the Committee when it establishes a Goal-Based Award that shall be applied to determine the Actual Award that will be paid to the Participant. A Payout Formula (a) shall be based on a comparison of each specified Performance Goal to actual performance, (b) shall provide that the Actual Award will equal the Participant’s Target Award if the Performance Goal(s) for the Performance Period is/are achieved at the target level, and (c) may provide for an Actual Award in an amount that is greater than or less than the Participant’s Target Award, to the extent that actual performance exceeds or falls below the

Performance Goal(s), based upon such terms and conditions as the Committee shall establish. A Payout Formula may also include other features that on an objectively determinable basis increase or decrease the amount of the Actual Award from the Target Award, including by way of example (i) a requirement that all applicable Performance Goals be achieved before any payment is earned or, alternatively, that each achievement of a applicable Performance Goal results in payment of a specified percentage of the Target Award without regard to whether or not other Performance Goals have been achieved, or (ii) multipliers or discounts based upon achievement of Selected Performance Factors (as defined in Section 7 below) that are not Performance Goals specified in the individual Award but are incorporated into the Payout Formula when the Award is established.

7. PERFORMANCE GOALS FOR GOAL-BASED AWARDS

Performance metrics upon which a Performance Goal applicable to a Goal-Based Award granted under the Plan may be based shall be selected by the Committee from among the following, or any combination of the following, factors (each such factor, a “Selected Performance Factor”) as the Committee determines appropriate:

• Earnings (before or after taxes)	• Sales or revenue

• Earnings per share	• Expense or cost reduction

• Earnings before interest, taxes and depreciation	• Working capital

• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)

• Total stockholder return	• Market share

• Return on equity or average stockholders’ equity	• Cash flow

• Return on assets, investment or capital employed	• Operating cash flow

• Operating income	• Cash flow per share

• Gross margin	• Share price

• Operating margin	• Debt reduction

• Net operating income	• Customer satisfaction

• Net operating income after tax	• Stockholders’ equity

• Return on operating revenue	• Contract awards or backlog

• Individual or strategic corporate performance goals that are objectively determinable by a third party having knowledge of the relevant facts

The Committee may select among the Performance Goals with respect to Goal-Based Awards, may apply one or more Performance Goal to an Award, and need not apply the same Performance Goal(s) from Performance Period to Performance Period nor from Participant to Participant in a given Company fiscal year. Selected Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria.

The Committee may appropriately adjust any evaluation of actual performance under a Performance Goal to exclude any of the following events that occurs with respect to a Performance Period: (A) the effects of currency fluctuations; (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filings relating to an earnings announcement; (C) asset write-downs; (D) litigation or claim judgments or settlements; (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (F) accruals for reorganization and restructuring programs; (G) effects of acquisition and dispositions; and (H) any extraordinary or unusual items in accordance with U.S. GAAP.

8. DETERMINATION OF ACTUAL AWARD UNDER GOAL-BASED AWARDS

Within 70 days following the end of the Performance Period and prior to payment or settlement, as applicable, the Committee shall certify in writing the extent to which the Performance Goals applicable to a Participant’s Award for the Performance Period were achieved, including if applicable under the Payout Formula the extent to which over- or under-achievement occurred. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any Payout Formula or any contrary provision of the Plan, the Committee may in its sole discretion reduce or eliminate payment of any amount to a Participant under the Plan if in its sole discretion such reduction or elimination is in the best interest of the Company or its stockholders.

9. PAYMENT OF GOAL-BASED AWARDS

Except to the extent otherwise permitted under Code Sections 162(m) and 409A, amounts earned under the Plan with respect to Goal-Based Awards will be paid or settled, as applicable, (a) only after the Committee certifies in writing the extent to which the Performance Goals were in fact satisfied, and (b) within the “short-term deferral” period established under Code Section 409A (generally by the 15th day of the third month following the end of the tax year during which the Participant’s right to be paid the amount is no longer subject to a substantial risk of forfeiture), provided that a delay in payment or settlement permitted under Treas. Reg. §1.409A-1(b)(4)(ii) or Treas. Reg. §1.409A-2(b)(7)(i) will not be deemed to violate this clause (b).

10. PAYMENT WITH RESPECT TO GOAL-BASED AWARDS IN THE EVENT OF CERTAIN TERMINATION CIRCUMSTANCES

The Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409A, may, but is not required to, make a full or pro-rated payment with respect to a Goal-Based Award to a Participant for a Performance Period in the event of termination of the Participant’s employment during or after the end of the Performance Period and prior to the date on which payments are made with respect to the Performance Period; provided, that any such payments shall be made on the scheduled payment date as set forth in Section 9 above.

11. NON-ASSIGNABILITY

No Award under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to transfer, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. NO EXPANSION OF PARTICIPANT’S RIGHTS

Nothing in the Plan or in any notice of any Award pursuant to the Plan shall confer upon any person the right to participate or continue to participate in this Plan or the right to continue in the employment of the Company or one of its subsidiaries or affiliates, nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or a subsidiary, in accordance with the terms and conditions of the Participant’s employment agreement. There is no obligation for uniformity of treatment of Participants under this Plan. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for purposes of calculating any benefits unrelated to this Plan, including without limitation any end-of-service or overtime premiums; pension or retirement benefits; termination, severance or redundancy payments; or other similar benefits.

13. AMENDMENT OR TERMINATION

The Company, through the Committee or the Board, reserves the right to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that no such action shall, without the prior approval of the shareholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) increase the annual limits set forth in Section 3, (ii) alter the Performance Goals as set forth in Section 7, or (iii) implement any other change to a provision of the Plan requiring stockholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment or settlement of an Award otherwise earned and payable hereunder. In all events, the Plan shall terminate on the first annual meeting of stockholders occurring in 2019, or an earlier date determined by the Committee or the Board.

14. SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

15. TAX MATTERS; FUNDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan, including to reduce such payments be the withholding amount, and to report any amounts paid or payable under this Plan.

The Plan and Awards hereunder are intended to qualify as “performance-based compensation” as defined under Code Section 162(m) and, except to the extent otherwise specified in an Award agreement, to be exempt from application of Code Section 409A. To the maximum extent permitted, this Plan shall be construed and interpreted in a manner consistent with the intent described in the preceding sentence. To the extent that any

Award hereunder is subject to Code Section 409A, the terms and administration of the award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee (but not in a manner that results in disqualification of the Award as “performance-based compensation” under Code Section 162(m)).

Each payment under a Cash Award made under this Plan shall be paid solely from the general assets of the Company and/or its subsidiaries. Except with respect to Equity Awards in the form of restricted stock, this Plan is unfunded and unsecured with respect to Goal-Based Awards, and the making of any such Award under this Plan will not be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment or other transfer of property or value of any amount other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

16. GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

16. CHANGE IN CAPITALIZATION

In the event that there is a specified type of change in the Company’s capital structure without the Company’s receipt of consideration, such as a stock split, equitable adjustments will be made to (a) the maximum number and kind of shares subject to Equity Awards that can be granted to a Participant under this Plan in a fiscal year, and (b) the number and kind of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding Equity Awards under this Plan. Such adjustments will be made in a manner appropriate to prevent the dilution or enlargement of benefits under this Plan.

17. CHANGE OF CONTROL

All obligations of the Company with respect to Awards granted under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, assets or stock of the Company. The Committee may (but need not) specify with respect to any Awards granted hereunder that the right to payment of all or a portion of the amounts thereunder shall become due and payable in the event of or in connection with any such transaction. Equity Awards remain subject to Article 11 of the 2010 Plan.